Exhibit 10.15(b)

ADDENDUM NO. 1 TO CHANGE OF CONTROL AGREEMENT

This Addendum No. 1 to Change of Control Agreement (“Addendum No. 1”), dated as of December 29, 2006, amends that certain Change of Control Agreement (“Change of Control Agreement”) dated as of the 1st day of September 2002, by and between Equitable Resources, Inc., a Pennsylvania corporation (the “Company”), and Phillip P. Conti, an individual (the “Employee”).

WITNESSETH:

WHEREAS, in connection with Employee’s employment by the Company, the parties entered into the Change of Control Agreement; and

WHEREAS, the Company and Employee desire to amend and supplement the Change of Control Agreement in certain respects set forth below;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Section 3(a) of the Change of Control Agreement is deleted in its entirety and replaced with the following paragraph:

“(a)         ‘Salary and Benefits Continuation’ shall be defined to mean the following:

(i)            payment of an amount of cash equal to three (3) times the Employee’s base salary at the rate of base salary per annum in effect immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher;
(ii)           payment of an amount of cash equal to three (3) times the greater of (A) the highest annual incentive (bonus) payment earned by the Employee under the Company’s Short-Term Incentive Plan (or any successor plan) for any year in the five (5) years prior to the termination of Employee’s employment or (B) the target incentive (bonus) award under the Company’s Executive Short-Term Incentive Plan (or any successor plan) for the year in which the Change of Control or termination of Employee’s employment occurs, whichever is higher;
(iii)          provision to Employee and his/her eligible dependents of medical, long-term disability, dental and life insurance coverage (to the extent such coverage was in effect immediately prior to the Change of Control) for thirty-six (36) months (at the end of which period the Company shall make such benefits available to the Employee and his/her eligible dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whether or not the Company is then required to comply with COBRA); and if the Employee would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the Change of Control or the date of the Employee’s termination of employment, whichever is most favorable to the Employee) had the Employee’s employment terminated at any time during the period of thirty-six (36) months after such. date of termination, the Company shall provide such post-retirement health care or life insurance benefits to the Employee (subject to any employee contributions required under the terms of such plans at the level in effect immediately prior to the Change of Control or the date of termination, whichever is more favorable to the Employee) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in this subsection (iii) terminate;
(iv)          contribution by the Company to Employee’s account under the Company’s defined contribution retirement plan (currently, the Equitable Resources, Inc. Employee Savings Plan) of an amount of cash equal to the amount that the Company would have contributed to such plan (including both retirement contributions and Company matching contributions in respect of Employee contributions to the plan) had the Employee continued to be employed by the Company for an additional thirty-six (36) months at a base salary equal to the Employee’s base salary immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher (and assuming for this purpose that the Employee continued to make the maximum permissible contributions to such plan during such period), such contribution being deemed to be made immediately prior to the termination of Employee’s employment; provided, that to the extent that the amount of such contribution exceeds the amount then allowed to be contributed to the plan under the applicable rules relating to tax-qualified retirement plans, then the excess shall be paid to the Employee in cash in respect of both retirement and matching contributions under the Company’s Employee Savings Plan (or any successor plan) because of applicable rules relating to tax-qualified retirement plans); and
(v)           reimbursement to Employee of reasonable costs incurred by Employee for outplacement services in the twenty-four (24) month period following termination of Employee’s employment.”

2.             Section 3(e) of the Change in Control Agreement is amended and supplemented by the addition of the following paragraph to be inserted as Section 3(e)(viii):

“(viii)      Notwithstanding anything herein to the contrary, a termination of employment by the Employee for any reason during the 30-day period commencing on the one (1) year anniversary of a Change of Control shall constitute Good Reason for purposes of this Agreement, provided, however, that for purposes of this subsection (viii), a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), as referred to in

Section 2(d) hereof, shall not constitute a Change of Control if: (i) Continuing Directors constitute at least two-third (2/3) of the board of directors of the Company and, if applicable, the Parent Company after the consummation of such transaction and (ii) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a Parent Company) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction.”

3.             Except as provided in this amendment, the Change of Control Agreement is, in all other respects, unchanged and is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his/her hand, all as of the day and year first above written.
ATTEST:	EQUITABLE RESOURCES, INC.

/s/ JEAN MARKS	/s/ CHARLENE PETRELLI
Assistant Corporate Secretary	By: Charlene Petrelli
Title: Vice President, Human Resources

Address:

225 North Shore Drive
Pittsburgh, PA 15219

WITNESS:

/s/ DAVID J. SMITH	/s/ PHILIP P. CONTI
Director of Compensation and Benefits	Name: Philip P. Conti

Address:

2134 Grandeur Drive
Gibsonia, Pa. 15044